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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Carey,         Francis       J.               W.P. Carey & Co. LLC  ("WPC")                 to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (specify
              485 Lewis Lane                      Person, if an entity       June 2001          ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                                              Vice Chairman
                                                                                                       ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check Applicable Line)
                                                                             (Month/Year)         X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
   Ambler,          PA             19002                                                         ---- One Reporting Person
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  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security              2. Trans-      3. Transac-    4. Securities Acquired (A)    5.  Amount of Se-       6. Owner-
  (Instr. 3)                          action         tion           or Disposed of (D)             curities Benefi-       ship
                                      Date           Code           (Instr. 3, 4 and 5)            cially Owned at        Form:
                                                     (Instr. 8)                                    End of Month           Direct
                                      (Month/                                                      (Instr. 3 and 4)       (D) or
                                      Day/        ---------------------------------------                                 Indirect
                                      Year)        Code    V        Amount   (A)   Price                                  (I)
                                                                             or                                           (Instr. 4)
                                                                             (D)


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Common Stock                           6/9/01      P                 1,773    A    $14.11          104,205                D
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Common Stock                          6/13/01      F                39,100    D    $21.10          104,205                D
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Common Stock                          6/13/01      C                50,000    A    $16.50          104,205                D
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Common Stock                          6/13/01      S(1)                100    D    $21.05          104,205                D
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Common Stock                          6/13/01      S(1)              2,900    D    $21.00          104,205                D
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

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
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FORM 4 (CONTINUED)
                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Option                       $16.50       6/13/01     X                50,000   1/3/01  1/3/08    Common  50,000
                                                                                                  Stock
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
1. Title of Derivative        9. Number of           10. Ownership
   Security                      Derivative              Form of
   (Instr. 3)                    Securities              Derivative
                                 Beneficially            Securities:
                                 Owned at End            Beneficially Owned
                                 of Month                at End of Month
                                 (Instr. 4)              (Instr. 4)

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                                389,166                 D

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Explanation of Responses: (1) Disposition to cover tax liability incurred from options exercise.


                                                   /s/ Francis J. Carey            7/10/01
                                                  ------------------------------- --------
                                                   **Signature of Reporting Person   Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
  If space is insufficient, see Instruction 6 for procedure.

http://www.sec.gov/divisions.corpfin/forms/4.htm
Last update: 11/05/1999
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